Nevada, Iowa ----- July 16, 2014 Lincolnway Energy, LLC (“ Lincolnway ”) announced its unaudited financial results for the three and nine months ended June 30, 2014.

Results for the Third Quarter of Fiscal Year 2014

Net Income -	$7,795,526
Gross Profit -	$8,794,502

Lincolnway reported a $9.8 million net income improvement for the three months ended June 30, 2014 from the three months ended June 30, 2013. Net income for the three months ended June 30, 2014 was $7.8 million, or $185.39 per unit, compared to a net loss of $(2.0) million, or $(47.78) per unit, for the three months ended June 30, 2013.

Gross profit for the three months ended June 30, 2014 was $8.8 million, compared to a Gross (loss) of $(1.2) million for the three months ended June 30, 2013.

Additionally, Lincolnway reported a $19.3 million net income improvement for the nine months ended June 30, 2014 from the nine months ended June 30, 2013. Net income for the nine months ended June 30, 2014 was $11.8 million, or $280.65 per unit, compared to a net loss of $(7.5) million, or $(179.51) per unit, for the nine months ended June 30, 2013.

Eric Hakmiller, Lincolnway's President and CEO stated, “The plant performance was very strong this quarter which coupled with good margin led to the strengths of our results.  We relied heavily on both good daily volumes and good margin management to achieve this outcome.  Commercially, we benefited from the approach taken by Gavilon, our DDGS marketer, which allowed us to position ourselves well in that market.”

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 57.75 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006 and sells its ethanol, distiller's grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC Statements of Operations Unaudited
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(Unaudited)		(Unaudited)

Revenues	$38,991,719	$40,894,385	$110,240,856	$135,781,429
Cost of goods sold	30,197,217	42,111,656	95,772,846	140,784,344
Gross profit (loss)	8,794,502	(1,217,271)	14,468,010	(5,002,915)

General and administrative expenses	988,111	751,843	2,639,235	2,418,085
Operating income (loss)	7,806,391	(1,969,114)	11,828,775	(7,421,000)

Other income (expense):
Interest income	5,644	1,097	11,095	2,985
Interest expense	(16,509)	(41,158)	(38,720)	(130,332)
	(10,865)	(40,061)	(27,625)	(127,347)

Net income (loss)	$7,795,526	$(2,009,175)	$11,801,150	$(7,548,347)

Weighted average units outstanding	42,049	42,049	42,049	42,049

Net income (loss) per unit - basic and diluted	$185.39	$(47.78)	$280.65	$(179.51)

Summary Balance Sheets

	June 30, 2014	September 30, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$14,025,319	$1,936,800
Derivative financial instruments	1,516,117	431,476
Trade and other accounts receivable	4,629,719	5,300,204
Inventories	5,535,616	5,342,199
Prepaid expenses and other	407,821	325,880
Total current assets	$26,114,592	$13,336,559
Net property and equipment	31,081,401	30,865,651
Other assets	655,391	796,520
Total Assets	$57,851,384	$44,998,730

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$5,462,773	$3,867,553
Current maturities of notes payable	451,437	477,049
Total current liabilities	$5,914,210	$4,344,602
Total long term liabilities	1,916,900	2,435,004
Total members' equity	50,020,274	38,219,124
Total Liabilities and Members' Equity	$57,851,384	$44,998,730

Contact:
Neal Greenberg, Interim CFO
Lincolnway Energy, LLC
515.817.0160